As filed with the Securities and Exchange Commission on August 19, 2005
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM S-8

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933
_________________

ISORAY, INC.
(Exact name of Registrant as specified in its charter)

Minnesota	41-1458152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

350 Hills Street, Suite 106
Richland, Washington 99354
(Address of principal executive offices)
_________________

Amended and Restated 2005 Stock Option Plan
Amended and Restated 2005 Employee Stock Option Plan
(Full title of the Plan)
_________________

Roger Girard
Chief Executive Officer
IsoRay, Inc.
350 Hills Street, Suite 106
Richland, Washington 99354
(509) 375-1202
(Name, address and telephone number, including area code, of agent for service)
_________________

Copy to:

Stephen R. Boatwright, Esq.
Alicia M. Corbett, Esq.
Keller Rohrback, P.L.C.
3101 North Central Avenue, Suite 900
Phoenix, Arizona 85012-2600
(602) 248-0088

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Amended and Restated 2005 Stock Option Plan Common Stock, $0.001 par value	1,800,000	$1.46879	$2,643,822	$311.18

Amended and Restated 2005 Employee Stock Option Plan Common Stock, $0.001 par value	2,000,000	$1.78485	$3,569,700	$420.15
_________________

(1)
This Registration Statement shall also cover any additional shares of common stock which become issuable under the Plan by reason of any stock divided, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2)
Estimated in accordance with Rule 457(h) under the Securities Act of 1933 (the “Securities Act”) solely for the purpose of calculating the registration fee. The computation is based on the average exercise price of the options being registered, which ranges from $1.19 to $2.37 per share.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (the "Commission") requires us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the Commission after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), until we terminate the effectiveness of this registration statement.

The following documents filed with the Commission are hereby incorporated by reference:

(a)    Our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2004 (filed November 9, 2004), which contains audited financial statements for our latest fiscal year for which such statements have been filed.

(b)    Our Quarterly Reports on Form 10-QSB for the fiscal quarter ended December 31, 2004 (filed February 3, 2005), and for the fiscal quarter ended March 31, 2005 (filed May 12, 2005).

(c)    Our Current Reports on Form 8-K filed on June 6, 2005, June 15, 2005, August 3, 2005 and August 17, 2005, and our amended Current Report on Form 8-K/A filed on August 15, 2005.

(d)    The description of our common stock contained in our Current Report on Form 8-K, filed with the Commission on August 3, 2005, including any amendments or reports filed for the purpose of updating such description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Michael Dunlop, Chief Financial Officer, IsoRay, Inc., 350 Hills Street, Suite 106, Richland, Washington 99354.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Our Articles of Incorporation provide to directors and officers indemnification to the full extent provided by law, and provide that, to the extent permitted by Minnesota law, a director will not be personally liable for monetary damages to us or our shareholders for breach of his or her fiduciary duty as a director, except for liability for certain actions that may not be limited under Minnesota law.

The above discussion of Minnesota law and of our articles of incorporation and bylaws is not intended to be exhaustive and is qualified in its entirety by such statutes, articles of incorporation and bylaws.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit Number	Exhibit

4.6	Amended and Restated 2005 Stock Option Plan

4.7	Amended and Restated 2005 Employee Stock Option Plan

5.1	Opinion of Keller Rohrback, P.L.C.

23.1	Consent of Keller Rohrback, P.L.C. (included in Exhibit 5.1)

23.2	Consent of S.W. Hatfield, CPA

23.3	Consent of DeCoria, Maichel & Teague, P.S.

24.1	Power of Attorney (see signature page)

Item 9.   Undertakings.

The undersigned Registrant hereby undertakes:

(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy is expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, IsoRay, Inc., a corporation organized and existing under the laws of the State of Minnesota, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richland, State of Washington, on this 19th day of August, 2005.

ISORAY, INC.

By:	/s/ Roger Girard
Roger Girard, Chairman and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger Girard, his or her attorney-in-fact and agent, with the power of substitution and resubsitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to Roger Girard full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roger Girard	Chief Executive Officer and Chairman	August 19, 2005
Roger Girard

/s/ Michael Dunlop	Chief Financial Officer	August 19, 2005
Michael Dunlop

/s/ Stephen Boatwright	Director	August 19, 2005
Stephen Boatwright

/s/ Robert Kauffman	Director	August 19, 2005
Robert Kauffman

/s/ Thomas LaVoy	Director	August 19, 2005
Thomas LaVoy

/s/ David Swanberg	Director	August 19, 2005
David Swanberg

3

INDEX TO EXHIBITS

Exhibit
Number	Exhibit

4.6	Amended and Restated 2005 Stock Option Plan

4.7	Amended and Restated 2005 Employee Stock Option Plan

5.1	Opinion of Keller Rohrback, PLC

23.1	Consent of Keller Rohrback, PLC (included in Exhibit 5.1)

23.2	Consent of S.W. Hatfield, CPA

23.3	Consent of DeCoria, Maichel & Teague, P.S.

24.1	Power of Attorney (see signature page)